Exhibit 99.1

PRESS RELEASE

PacWest Bancorp 9701 Wilshire Boulevard, Suite 700 Beverly Hills, CA 90212	El Dorado Savings Bank 4040 El Dorado Road Placerville, CA 95667

Contacts: Matthew P. Wagner President and Chief Executive Officer (310) 887-8520	Contacts: George Cook, Jr. Chief Executive Officer (530) 622-1492, ext. 1256

Patrick J. Rusnak Executive Vice President and CFO (714) 989-4705	Thomas Meuser Chairman (530) 622-1492, ext. 1282

FOR IMMEDIATE RELEASE	January 9, 2019

PACWEST BANCORP ANNOUNCES TERMINATION OF PENDING ACQUISITION AGREEMENT WITH EL DORADO SAVINGS BANK

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) (“PacWest”) today announced the termination of the previously announced definitive agreement (the “Agreement”) to acquire El Dorado Savings Bank, F.S.B. (“El Dorado”). At the special meeting of El Dorado’s shareholders on January 9, 2019, the transaction did not receive the two-thirds affirmative vote of outstanding shares as required under applicable federal law.

“We offer our best wishes to El Dorado and its management,” said Matt Wagner, President and CEO of PacWest. “We will continue to execute our business plan and work to produce top-tier operating results, and we intend to continue our M&A strategy, which prioritizes being a financially disciplined acquirer — a strategy we’ve refined through 29 successful acquisitions over the past 18 years.”

“The El Dorado board and I are disappointed that the unexpected recent decline in bank stocks — which significantly reduced the nominal value of the proposed stock and cash transaction — has affected shareholder support at this time,” said El Dorado Chairman Tom Meuser. “El Dorado’s board and management team will work together to map an independent path forward. In the meantime, our customers and employees should expect the same high-quality service and prudent management that have defined El Dorado for the past 60 years.”

Under the terms of the Agreement, neither PacWest nor El Dorado will be responsible for payments to the other party as a result of the termination. When the Agreement was announced on September 12, 2018, the acquisition was expected to be 1% accretive to PacWest’s 2019 and 2020 earnings per share, and the stock and cash transaction was valued at approximately $466.7 million.

ABOUT PACWEST

PacWest Bancorp (“PacWest”) is a bank holding company with over $24 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”). The Bank has 74 full-service branches located throughout the state of California and one branch in Durham, North Carolina. Our Community Banking group provides lending and comprehensive deposit and treasury management services to small and medium-sized businesses conducted primarily through our California-based branch offices. We offer additional products and services through our National Lending and Venture Banking groups. National Lending provides asset-based, equipment, real estate and security cash flow loans and treasury management services to established middle market businesses on a national basis. Venture Banking offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in key innovative hubs across the United States. For more information about PacWest Bancorp, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com.

ABOUT EL DORADO

El Dorado is a federal savings association headquartered in Placerville, California. It is a member of the Federal Home Loan Bank of San Francisco and its deposits are insured by the FDIC. El Dorado provides a wide array of consumer banking products, including (i) checking, savings, money market and certificate of deposit accounts; (ii) mortgage loans, including home refinance loans, and home equity lines of credit; and (iii) mobile payment services. Since commencing operations in 1958, El Dorado has been committed to serving local residents through its branch network, which is now comprised of 31 branches in Northern California and four branches in Northern Nevada.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking information about PacWest and El Dorado that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties, and contingencies, many of which are difficult to predict and are generally beyond the control of PacWest and El Dorado. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These factors have been previously disclosed in documents filed by PacWest with the Securities and Exchange Commission.

All forward-looking statements included in this communication are based on information available at the time of the communication. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.